Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of August 16, 2024, by and between Roeland Polet (the “Executive”) and FutureFuel Corp., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.    Term. Subject to Section 4 of this Agreement, the Executive’s initial term of employment hereunder shall be from the period beginning on September 3, 2024 (the “Effective Date”) through September 3, 2029 (the “Initial Term”). Thereafter, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term at least 90 days prior to the end of the Initial Term or one-year extension thereof. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2.    Position and Duties.

2.1    Position. During the Employment Term, the Executive shall serve as the Chief Executive Officer of the Company, reporting to the Board of Directors of the Company (the “Board”). In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive’s position.

2.2    Duties. During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

3.    Compensation.

3.1    Base Salary. The Company shall pay the Executive an annual rate of base salary of $500,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed from time to time by the Board and the Board may, in its sole discretion, adjust such base salary from time to time during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

3.2    Annual Bonus.

(a)    For each complete calendar year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”). As of the Effective Date, the Executive’s annual target bonus opportunity shall be equal to 50% of Base Salary (the “Target Bonus”), based on the achievement of Company and executive performance goals established by the Compensation Committee of the Board (the “Compensation Committee”). The Executive shall not be eligible to receive a pro-rated Annual Bonus for any partial year of employment; provided that any Annual Bonus for the 2024 calendar year shall be pro-rated based on the number of days employed during the year.

(b)    Except as otherwise provided in Section 4, in order to be eligible to receive an Annual Bonus, the Executive must be actively employed by the Company on the day that Annual Bonuses are paid. For purposes of this Agreement, “actively employed” means that the Executive has not resigned from his employment with the Company and has not given notice of his intention to resign from his employment with the Company for any reason and the Company has not terminated the Executive’s employment and has not provided the Executive notice of its intention to terminate the Executive’s employment for any reason.

3.3    Equity Awards.

(a)    During the Employment Term, the Executive shall be eligible to participate in the FutureFuel Corp. 2017 Omnibus Incentive Plan or any successor plan (the “Equity Plan”), subject to the terms of the Equity Plan, as determined by the Board or the Compensation Committee, in its discretion.

(b)    Without limiting the generality of Section 3.3(a) and subject to the approval of the Compensation Committee of the Board, the Executive shall be entitled to receive a one-time equity grant on his first day of employment of 750,000 restricted stock units, which shall vest ratably over five years. All other terms and conditions of such awards shall be governed by the terms and conditions of the Equity Plan and the applicable award agreements as approved by the Compensation Committee.

3.4    Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

3.5    Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

3.6    Vacation; Paid Time Off. During the Employment Term, the Executive shall receive vacation and paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law.

3.7    Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

3.8    Indemnification. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted under applicable law and the Company’s bylaws for acts and omissions in the Executive’s capacity as an officer, director, or employee of the Company.

3.9    Clawback Provisions. Any amounts payable under this Agreement are subject to the FutureFuel Corp. Clawback Policy and any other policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

4.    Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days’ advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 4 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

4.1    Expiration of the Term, For Cause, or Without Good Reason.

(a)    The Executive’s employment hereunder may be terminated upon either party’s providing written notice to the other party of its intention not to renew the Agreement in accordance with Section 1, by the Company for Cause or by the Executive without Good Reason and the Executive shall be entitled to receive:

(i)    any accrued but unpaid Base Salary which shall be paid on the pay date immediately following the date of the Executive’s termination in accordance with the Company’s customary payroll procedures;

(ii)    any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the date of the Executive’s termination, which shall be paid on the otherwise applicable payment date ; provided that, if the Executive’s employment is terminated by the Company for Cause or the Executive resigns without Good Reason, then the Executive shall not be entitled to payment in respect of any unpaid Annual Bonus;

(iii)    reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iv)    such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s Employee Benefit Plans as of the date of the Executive’s termination; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

The amounts described in Sections 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the “Accrued Amounts.”

(b)    For purposes of this Agreement, “Cause” shall mean:

(i)    the Executive’s failure or refusal to perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)    the Executive’s failure or refusal to comply with any valid and legal directive of the Board;

(iii)    the Executive’s engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious, or in the determination of the Board, reasonably likely to result in material injury, to the Company or its affiliates;

(iv)    the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v)    the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi)    the Executive’s violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical conduct;

(vii)    the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company and/or any of its affiliates, including, without limitation, the Executive’s material breach of any of his obligations under the Confidentiality Agreement (as defined below) and/or Section 5 of this Agreement, which, for the avoidance of doubt, shall not be deemed curable; or

(viii)    the Executive’s engagement in conduct that brings or, in the sole discretion of the Board, is reasonably likely to bring the Company or any of its affiliates negative publicity or into public disgrace, embarrassment, or disrepute.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured or a breach of Section 4.1(b)(iii), 4.1(b)(iv), 4.1(b)(v) or 4.1(b)(viii), the Executive shall have ten business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

(c)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s prior written consent:

(i)    a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)    a material reduction in the Executive’s Target Bonus opportunity;

(iii)    any material breach by the Company of any material provision of this Agreement; or

(iv)    a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated, during any notice period, or as required by applicable law).

To terminate the Executive’s employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company must have at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate the Executive’s employment for Good Reason within 30 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the Executive’s right to terminate for Good Reason with respect to such grounds.

4.2    Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. For the avoidance of doubt, a termination on account of the Company’s providing notice of its intention not to renew the Agreement in accordance with Section 1 shall not constitute Termination without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 5 of this Agreement and the Executive’s execution, within 21 days following receipt, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) (such 21-day period, the “Release Execution Period”), and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following:

(a)    Equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to (i) one times the Executive’s Base Salary and (ii) Target Bonus for the year that includes the date of the Executive’s termination, which shall begin on the pay date that is on or immediately after the 30th day following the effective date of termination of the Executive’s termination of employment, provided that the Release has become effective as of such date, and continue until the first anniversary of the Executive’s date of termination; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year; provided further that, the first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the date of the Executive’s termination and ending on the first payment date if no delay had been imposed;

(b)    If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive on the last day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the 12-month anniversary of the date of the termination of the Executive’s group health coverage in connection with the termination of Executive’s employment and in accordance with the terms of the applicable Employee Benefit Plan; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 4.2(c) would violate the nondiscrimination rules applicable to non-grandfathered, insured group health plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 4.2(b) in a manner as is necessary to comply with the ACA; and

(c)    The treatment of any outstanding equity awards shall be determined in accordance with the terms of the Equity Plan and the applicable award agreements.

4.3    Death or Disability.

(a)    The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b)    If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive only the Accrued Amounts. Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c)    For purposes of this Agreement, “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the Company’s long-term disability plan. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

4.4    Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 4.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 14. The Notice of Termination shall specify: (a) the termination provision of this Agreement relied upon; (b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and (c) the applicable date of termination, which shall be no less than 14 days following the date on which the Notice of Termination is delivered if the Company terminates the Executive’s employment without Cause, or no less than 30 days following the date on which the Notice of Termination is delivered if the Executive terminates the Executive’s employment with or without Good Reason; provided, that during any such notice period, the Company may elect to place the Executive on non-working status, during which time the Company can terminate access to the Company’s systems and limit the Executive’s duties to those determined by the Company in its sole discretion. Any such designation, termination or limitation shall not provide a basis for a termination by the Executive with Good Reason.

4.5    Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or, to the extent applicable, a member of the Board (or a committee thereof) of the Company or any of its affiliates.

5.    Confidential Information and Restrictive Covenants.

5.1    Confidential Information. As a condition of the Executive’s employment with the Company, the Executive shall enter into and abide by the Company’s Confidentiality and Intellectual Property Agreement (the “Confidentiality Agreement”).

5.2    Acknowledgement. The Executive understands that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information (as defined in the Confidentiality Agreement), and places the Executive in a position of trust and confidence with the Company. The Executive understands and acknowledges that the services the Executive provides to the Company are unique, special, or extraordinary. The Executive further understands and acknowledges that the Company’s ability to reserve the Confidential Information and the Executive’s services for the exclusive knowledge and use of the Company and to protect its customer relationships and the goodwill of its customers is of great competitive importance and commercial value to the Company, and that improper use or disclosure of the Confidential Information by the Executive is likely to result in unfair or unlawful competitive activity.

5.3    Non-Competition. Because of the Company’s legitimate business interests as described herein and the good and valuable consideration offered to the Executive, during the Employment Term and for the two years immediately following the termination of the Executive’s employment regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company, the Executive agrees and covenants not to engage in Prohibited Activity within the United States. For purposes of this Section 5.3, “Prohibited Activity” is activity in which the Executive contributes the Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, lender, volunteer, intern, or any other capacity to an entity engaged in a business the same as or competitive with the business of the Company, including those engaged in the business of manufacturing diversified chemical products, bio-based fuel products, and bio-based specialty chemical products. Prohibited Activity also includes activity that may require or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information. Nothing herein shall prohibit the Executive from purchasing or owning less than five percent of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, a member of a group that controls, or is otherwise involved in the conduct of the business of such corporation. This Section 5.3 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Chairman of the Board.

5.4    Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment or engagement of any person that was employed or engaged by the Company during the Employment Term, or attempt to do so, during the two years immediately following the termination of the Executive’s employment.

5.5    Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company, the Executive will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decisionmakers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales. The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm. The Executive agrees and covenants, during the Employment Term (except in connection with the performance of his duties for the Company) and during the two years immediately following the termination of the Executive’s employment with the Company, regardless of the reason for the termination and whether employment is terminated at the option of the Executive or the Company, not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company’s customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

5.6    Remedies. The Executive understands and agrees that if the Executive breaches or threatens to breach any of the provisions of this Section 5, the Company would suffer immediate and irreparable harm and that monetary damages would be an inadequate remedy. The Executive agrees that, in the event the Executive breaches or threatens to breach of any provision of this Section 5, the Company shall be entitled to obtain relief from a court to restrain the Executive (on a temporary, preliminary and permanent basis) from violating or continuing to violate the provisions of this Section, and that any such restraint shall be in addition to (and not instead of) any and all other remedies to which the Company shall be entitled, including money damages. The Company shall not be required to prove actual damages or to post a bond to obtain any such injunction (whether temporary, preliminary or permanent).

5.7    Reasonableness of Covenants. The Executive acknowledges and agrees that the restraints and remedies contained in this Section 5 are reasonable and necessary to protect the Company’s legitimate business interests, including protection of its trade secrets and other Confidential Information, customer relationships and goodwill, and that each and every one of the restraints and remedies is reasonable in respect of subject matter, length of time and geographic area and that these restraints and remedies, individually and in the aggregate, will not prevent the Executive from obtaining other suitable employment during the restricted period. The Executive expressly agrees that the Company operates its business throughout the United States.

5.8    Essential and Independent Agreements. It is understood by the parties hereto that the Executive’s obligations and the restrictions and remedies set forth in this Section 5 are essential elements of this Agreement, and that, but for the Executive’s agreement to comply with and/or agree to such obligations, restrictions and remedies, the Company would not have employed the Executive, or entered into this Agreement and agreed to provide the benefits hereunder. The Executive’s obligations and the restrictions and remedies set forth in this Section 5 are independent agreements and the existence of any claim or claims by the Executive against the Company or any of its affiliates will not excuse the Executive’s breach of any of the Executive’s obligations or affect the restrictions or remedies set forth in this Section 5.

5.9    Notice of Obligations. During the Employment Term and for two years thereafter, the Executive shall notify any person or entity with whom the Executive accepts or plans to accept employment or engagement of the Executive’s obligations and the restrictions and remedies contained in this Section 5. The Company may similarly notify any person or entity for whom the Executive provides or plans to provide services in any capacity during the Employment Term and for the two years thereafter of the Executive’s obligations and the remedies available to the Company under this Section 5, and the Company shall have no liability to the Executive or otherwise for any such notification.

5.10    Non-Disparagement. The Executive agrees and covenants that the Executive will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties, except for any such statement that is (i) made by the Executive to (A) his legal counsel, or (B) any person when such statement is required to be made pursuant to a subpoena or order issued by a court of competent jurisdiction, or as otherwise required by law, (ii) constitutes (and only to the extent it constitutes a “Permitted Disclosure” (as defined below), (iii) is made in a privileged context, or (iv) is made in the good faith performance of the Executive’s duties (e.g., performance reviews, employee bonus determinations, and workplace investigations).

5.11    Cooperation. During the Employment Term and at all times thereafter, the Executive agrees, without receiving additional consideration and without the necessity of obtaining a subpoena or court order, upon reasonable notice, to cooperate with the Company and its legal counsel with respect to the subject matter of any litigation, claim, suit, arbitration, investigation, inquiry, audit, or proceeding (whether internal or instituted by a third party) involving the Company or any of its affiliates, or any other matters with respect to which the Executive may have knowledge as a result of his service to the Company or any of its affiliates, including, without limitation, the transition of the Executive’s duties during any notice period and following termination of the Employment Term. Such cooperation shall include, but not be limited to, furnishing relevant information and materials to the Company and its legal counsel, and providing testimony at depositions and at trial, and shall continue until such matters are resolved.

5.12    Permitted Disclosures. Nothing in this Agreement prevents the Executive from filing an administrative charge or participating in an investigation before any governmental agency charged with enforcement of any law, including, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, the Department of Justice or any other federal, state or local law enforcement agency, governmental agency or commission (collectively, a “Governmental Entity”), including discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that the Executive has reason to believe is unlawful, or disclosing factual information related to a claim filed in a civil action or a complaint filed in an administrative action regarding acts of sexual assault, sexual harassment, and/or workplace harassment or discrimination. No prior authorization to make any such reports or disclosures is required and you are not required to notify the Company that you made such reports or disclosures. The Executive may not, however, waive (and no action or disclosure by the Executive shall be deemed to waive) the Company’s attorney-client privilege. The activities described in this Section 5.12, may be referred to hereinafter, collectively, as the “Permitted Disclosures.”

6.    Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Missouri without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Missouri, Saint Louis County The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

7.    Entire Agreement. Unless specifically provided herein, this Agreement, together with the Confidentiality Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

8.    Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and authorized by the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

9.    Reformation; Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to exceed the time, geographic, or other limitations permitted by applicable law in any jurisdiction, then the parties agree that any such court is expressly authorized to modify any unenforceable provision of this Agreement instead of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications required to carry out the intent and agreement of the parties as embodied in this Agreement to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. Should any provision of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

10.    Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

11.    Counterparts. This Agreement may be executed in separate counterparts, including electronically in portable document format (PDF), with each such electronic signature having the same force and effect as an original signature and each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

12.    Section 409A.

12.1    General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

12.2    Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive’s termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

12.3    Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)    the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)    any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)    any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

13.    Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

14.    Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

FutureFuel Corp.

8235 Forsyth Boulevard, Suite 400

Saint Louis, Missouri 63105

Attn: Board of Directors

With a copy which shall not constitute notice to: legal@ffcmail.com

If to the Executive, at his address on file with the Company from time to time.

15.    Representations of the Executive. The Executive represents and warrants to the Company that: (a) the Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound; (b) the Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party; and (c) the Executive shall not bring to the Executive’s employment hereunder, disclose to the Company, use in connection with the performance of the Executive’s duties for the Company, or induce the Company to use any proprietary, trade secret or confidential information or material belonging to others.

16.    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

17.    Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

18.    Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FUTUREFUEL CORP.

By:/s/ Don Bedell
Name: Don Bedell
Title: Vice Chairman of the Board of Directors

EXECUTIVE

Signature: /s/ Roeland Polet
Print Name: Roeland Polet

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